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          CLIFTON SAVINGS BANCORP, INC. ANNOUNCES 1ST QUARTER RESULTS

         Clifton, New Jersey -- July 27, 2005 -- Clifton Savings Bancorp, Inc. (NASDAQ: CSBK) (the "Company"), the holding company of Clifton Savings Bank, S.L.A. (the "Bank"), today announced the results of its operations for the three months ended June 30, 2005. Net income was $1.278 million for the three months ended June 30, 2005, an increase of $287,000, or 29.0%, as compared to $991,000 for the three months ended June 30, 2004. Both basic and diluted earnings per common share were $0.04 for the three months ended June 30, 2005, and $0.03 for the three months ended June 30, 2004. Dividends per common share were $0.05 for the three months ended June 30, 2005, as compared to $0.03 for the three months ended June 30, 2004, an increase of $0.02, or 66.7%.

         Net interest income increased $433,000, or 10.0%, for the three months ended June 30, 2005, to $4.753 million as compared to $4.320 million for three months ended June 30, 2004, reflecting an increase of $11.7 million in net interest-earning assets partially offset by a 9 basis point decrease in the net interest margin. Average interest-earning assets increased $101.9 million, or 14.2%, which consisted of increases of $105.7 million in loans, $7.4 million in mortgage-backed securities, and $40.4 million in investment securities, partially offset by a decrease of $51.6 million in other interest-earning assets. Loans and securities increased primarily due to the redeployment of cash received in our initial public stock offering into higher yielding assets. Average interest-bearing liabilities increased $90.2 million, or 16.7%, which consisted of increases of $30.6 million in interest-bearing deposits, and $59.6 million in borrowings. Net interest margin decreased to 2.31% for the quarter ended June 30, 2005, from 2.40% for the quarter ended June 30, 2004. The net interest rate spread decreased 18 basis points, as the 37 basis point increase to 4.20% in average interest yield earned on interest-earning assets was not sufficient to offset the 55 basis point increase to 2.46% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment experienced during the quarter ended June 30, 2005.


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         The $100,000 provision for loan losses recorded during the three months ended June 30, 2005 was the result of the gross loan portfolio increasing $27.2 million, or 7.7%, from $354.6 million at March 31, 2005 to $381.8 million at June 30, 2005. The majority of the increase was in one-to-four-family residential real estate loans, which increased $26.2 million, or 7.8%, for the period. Non-performing loans were $1,000 at June 30, 2005 and March 31, 2005, which is less than 0.01% to total gross loans at both period ends.

         Non-interest expense increased $38,000 or 1.4%, to $2.682 million for the three months ended June 30, 2005 as compared to $2.644 million for the three months ended June 30, 2004. The largest changes were an $88,000 or 6.7% increase in salaries and employee benefits and a $121,000 or 32.7% increase in miscellaneous expenses, partially offset by a $175,000 or 70.0% decrease in legal fees. The increase in salaries and employee benefits was largely due to normal salary increases while the decrease in legal expense was due to the abatement of litigation brought against the Bank in connection with the Bank's reorganization into the mutual holding company structure. The increase in miscellaneous expenses is mainly attributable to a $105,000 write-off of previously capitalized costs as a result of the denial of an application for a potential branch site.

         The Company's total assets increased $6.3 million, or 0.7%, to $848.2 million as of June 30, 2005, from $841.9 million as of March 31, 2005 due to loan growth. Net loans increased $26.8 million, or 7.6%, to $381.0 million at June 30, 2005 from $ 354.2 million at March 31, 2005 primarily due to strong origination volume, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $9.7 million, or 2.2%, to $426.2 million at June 30, 2005, from $435.9 million at March 31, 2005. Cash and cash equivalents decreased by $11.1 million, or 35.7 %, to $20.0 million at June 30, 2005, as compared to $31.1 million at March 31, 2005, as cash was redeployed into higher yielding loans.


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         Total liabilities increased $5.9 million, or 0.9%, to $644.6 million at
June 30, 2005 from $638.7 million at March 31, 2005. The increase in total liabilities reflected an increase of $10.2 million, or 1.8%, in deposits to $566.7 million at June 30, 2005 from $556.5 million at March 31, 2005, which resulted primarily from the offering of a new, high-interest Crystal Checking product. Borrowed funds decreased $3.9 million or 5.2% to $71.4 million at June 30 2005 from $75.3 million at March 31, 2005. As part of an income enhancement strategy in 2004, management implemented a leverage strategy, and during the quarter ending June 30, 2005, $3.8 million of those borrowings were repaid in accordance with their original terms.

         Total stockholders' equity increased $430,000, or 0.2%, to $203.6 million at June 30, 2005 from $203.2 million at March 31, 2005. The increase resulted primarily from net income of $1.3 million, $190,000 in ESOP shares committed to be released, and a net decrease in unrealized losses of $762,000 on the available for sale securities portfolios, partially offset by the repurchase of Company common stock of $1.2 million and cash dividends paid of $ 640,000.

         The Company is the holding company of the Bank, a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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

SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA

                                                     AT JUNE 30,      AT MARCH 31,
                                                 -----------------------------------------------------
                                                        2005              2005           % Change
                                                 ------------------- ---------------- ----------------
                                                       (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                            $848,201         $841,877            0.75%
Loans receivable, net                                    381,009          354,162            7.58%
Cash and cash equivalents                                 20,019           31,121          -35.67%
Securities                                               426,241          435,854           -2.21%
Deposits                                                 566,662          556,453            1.83%
FHLB advances                                             71,428           75,263           -5.10%
Total equity                                             203,603          203,173            0.21%

                                                            THREE MONTHS
                                                           ENDED JUNE 30,
                                                 -----------------------------------------------------
                                                        2005              2004           % Change
                                                 ------------------- ---------------- ----------------
                                                         (Dollars in thousands)
OPERATING DATA:
Interest income                                         $8,627           $6,896           25.10%
Interest expense                                         3,874            2,576           50.39%
                                                 ------------------------------
Net interest income                                      4,753            4,320           10.02%
Provision for loan losses                                  100               75           33.33%
                                                 ------------------------------
Net interest income after
   provision for loan losses                             4,653            4,245            9.61%
Noninterest income                                          78               78            0.00%
Noninterest expense                                      2,682            2,644            1.44%
                                                 ------------------------------
Earnings before income taxes                             2,049            1,679           22.04%
Total income taxes                                         771              688           12.06%
                                                 ------------------------------
Net earnings                                            $1,278           $  991           28.96%
                                                 ==============================


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

                                                                            At or For the Three
                                                                               Months Ended
                                                                                 June 30,
                                                                 ------------------------------------------
                                                                           2005                2004
                                                                           ----                ----
Performance Ratios (1):
Return on average assets                                                    0.61%            0.53%
Return on average equity                                                    2.51%            1.98%
Interest rate spread (2)                                                    1.74%            1.92%
Net interest margin (3)                                                     2.31%            2.40%
Noninterest expense to average assets                                       1.27%            1.42%
Efficiency ratio (4)                                                       55.52%           60.12%
Average interest-earning assets to
   average interest-bearing liabilities                                     1.30x            1.33x
Average equity to average assets                                           24.15%           26.81%
Earning per share                                                          $0.04            $0.03
Dividends per share                                                        $0.05            $0.03
Dividend payout ratio                                                      50.08%           38.24%

Capital Ratios:
Tangible capital                                                           17.50%           18.93%
Core capital                                                               17.55%           19.01%
Risk-based capital                                                         49.35%           57.66%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total gross loans                                                        0.31%            0.32%
Allowance for loan losses as a percent of
   nonperforming loans                                                 120000.00%          663.04%
Net charge-offs to average outstanding
   loans during the period                                                  0.00%            0.00%
Nonperforming loans as a percent of
   total loans                                                              0.00%            0.05%
Nonperforming assets as a percent of
   total assets                                                             0.00%            0.02%

Other Data:
Number of:
   Real estate loans outstanding                                           2,244            1,998
   Deposit accounts                                                       35,321           34,584
   Full service customer service facilities                                   10               10

--------------------------------
(1)    Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.


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CONTACT:

     Clifton Savings Bancorp, Inc.
     Bart D'Ambra, 973-473-2200